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                                                                    EXHIBIT 10.8

                       DISTRIBUTION AND PAYMENT AGREEMENT

                  THIS AGREEMENT (this "Agreement") is made as of August 12, 2002, by and among Ziff Davis Holdings Inc., a Delaware corporation (the "Company"), and Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P. and Willis Stein & Partners III-C, L.P. (collectively, the "Willis Stein Funds").

                  WHEREAS, the board of directors of the Company (the "Board") has adopted the 2002 Ziff Davis Holdings Inc. Employee Stock Option Plan (as amended, supplemented or restated from time to time, the "Plan") pursuant to which the Company may issue, inter alia, options to purchase an aggregate of 14,100 shares of its Series D Redeemable Preferred Stock, $.01 par value per share (the "Series D Preferred").

                  WHEREAS, as part of a restructuring of the Company and its principal operating subsidiary, Ziff Davis Media Inc. ("Ziff Davis Media"), certain holders (the "Exchanging Holders") of the 12% Senior Subordinated Notes due 2010 of Ziff Davis Media (the "Senior Notes") are exchanging their Senior Notes for a combination of cash, new senior subordinated compounding notes of Ziff Davis Media, shares of the Company's Series E Redeemable Preferred Stock, $.01 par value per share (the "Series E Preferred"), and warrants with an exercise price of $0.001 per share to purchase shares of the Company's common stock (the "Exchange").

                  WHEREAS, pursuant to the Company's Fifth Amended and Restated Certificate of Incorporation (as amended, supplemented or restated from time to time, the "Charter"), if the assets of the Company are insufficient on a liquidation, dissolution or winding up of the Company to permit payment to holders of the Company's preferred stock of the aggregate amounts which they are entitled to be paid, then all of the assets of the Company are to be distributed to the holders of Series D Preferred until the holders thereof are entitled to receive the entire amount which they are entitled to be paid in respect of their Series D Preferred prior to any payment being made in respect of the Series E Preferred.

                  WHEREAS, pursuant to the Charter, the Company may not redeem, purchase or otherwise acquire any Series E Preferred, and may not directly or indirectly pay or declare any dividend or make any distribution upon any Series E Preferred as long as any Series D Preferred remains outstanding.

                  WHEREAS, pursuant to the terms and conditions set forth herein, the Willis Stein Funds shall not be entitled to receive any distributions or payments from the Company as set forth in the Charter or from a third-party with respect to the Escrowed Shares (as hereinafter defined) held by such Willis Stein Funds until the earliest of (i) such time as of which the outstanding shares of Series E Preferred have been redeemed, repurchased, or otherwise acquired by the Company, or have been converted into common stock of the Company, or (ii) such time as of which all of the outstanding shares of Series E Preferred have been acquired by or transferred to a third party or third parties in connection with a transaction in which a person or group of persons (other than the Willis Stein

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Funds) acquires the power (whether by contract, acquisition of voting securities or otherwise) to elect a majority of the Company's board of directors (the earlier of such events, the "Termination Time").

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                  Section 1. Mechanics. Solely for purposes of satisfying its obligations hereunder, each of the Willis Stein Funds agrees that on the date on which the Exchange is consummated (the "Closing"), it shall deliver to the Company for deposit into escrow, its Pro Rata Share of [_____] shares of Series D Preferred. The Escrowed Shares shall at all times be not less than the number of Option Shares and if at any time, the number of Option Shares exceeds the Escrowed Shares, each of the Willis Stein Funds shall promptly deliver to the Company for deposit into escrow a number of shares of Series D Preferred equal to its Pro Rata Share of such excess. If in complying with its obligations pursuant to this Section 1, any of the Willis Stein Funds delivers a certificate which represents more shares than its Pro Rata Share of the aggregate number of shares of Series D Preferred then required to be delivered into escrow by all Willis Stein Funds, the Company shall promptly, but not later than the third
(3rd) business day after delivery by such Willis Stein Fund of its certificate,
(x) issue a new certificate to such Willis Stein Fund representing the shares of Series D Preferred delivered by such Willis Stein Fund to the Company which are not required to be delivered into escrow and (y) issue a new certificate representing the Escrowed Shares for such Willis Stein Fund in the name of such Willis Stein Fund for delivery into escrow. In the event that at any time the number of Escrowed Shares exceeds the number of Option Shares issuable pursuant to the Plan (such excess, the "Excess Shares"), the Company shall release and deliver to each of the Willis Stein Funds such Willis Stein Fund's Pro Rata Share of the Excess Shares. Notwithstanding anything else herein to the contrary, the Willis Stein Funds (or their transferees) shall, at all times, be deemed for all purposes to be the beneficial and record owners of the Escrowed Shares. When used herein, (a) "Escrowed Shares" means the number of shares of Series D Preferred actually delivered by the Willis Stein Funds into escrow pursuant to this Agreement and not subsequently released therefrom, (b) "Option Shares" means the number of shares of Series D Preferred which were granted pursuant to, plus the number of shares of Series D Preferred issuable upon exercise of options issued pursuant to, the Plan and which remain outstanding and, (c) "Pro Rata Share" means, for any Willis Stein Fund, the percentage determined by dividing the number of shares of Series D Preferred issued to such Willis Stein Fund divided by the number of shares of Series D Preferred issued to all Willis Stein Funds.

                  Section 2. Delay of Receipt of Distributions or Payments.

                  2A. Dividends; Distributions. Unless the Termination Time has already occurred as of such date, in the event that the Company pays any cash dividend or makes any cash distribution in respect of the Series D Preferred, such dividend or distribution in respect of the Escrowed Shares shall be held by the Company in a separate interest-bearing escrow account for the benefit of the Willis Stein Funds (the "Escrow Account").


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                  2B. Liquidation; Dissolution; Winding Up; Redemption. Unless
the Termination Time has already occurred as of such date, in the event that (i) the Company makes any payment or distribution to the holders of Series D Preferred upon any liquidation, dissolution or winding up of the Company or redeems, repurchases or otherwise acquires any Series D Preferred, or (ii) any third party acquires Escrowed Shares, all payments or other distributions to be paid in respect of the Escrowed Shares shall be paid to the Escrow Account (and the Willis Stein Funds covenant to direct any third-party transferee or acquirer to pay such amounts into the Escrow Account).

                  2C. Exceptions. Notwithstanding anything in paragraph 2A or 2B to the contrary, if at the time of any payment or distribution referenced in paragraph 2A or 2B, (i) the number of Escrowed Shares exceeds the number of Option Shares entitled to participate in such payment or distribution (including as a result of all or any portion of an option to acquire Option Shares not then being issued or having been forfeited and not reissued or all or any portion of any option to acquire any Option Shares not then being exercisable or exercised in connection with such event), the Company shall make, and the Willis Stein Funds may direct any third-party to make, such payment or distribution in respect of such excess number of shares directly to the Willis Stein Funds or
(ii) any payment made in respect of options to acquire Series D Preferred is reduced by the aggregate exercise price for then unexercised options, the Company shall make, and Willis Stein may direct any third-party to make, a payment or distribution in an amount equal to such aggregate exercise price directly to the Willis Stein Funds; provided that the aggregate amount payable pursuant to clause (ii) foregoing shall not exceed the aggregate Liquidation Value plus accrued and unpaid dividends of the Escrowed Shares.

                  2D. Payments from Escrow Account.

                      (1) Subject to paragraph 2D(2), if the Termination Time
                  has not theretofore occurred, upon any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary), the Company shall pay (and the Willis Stein Funds shall take such actions as may be necessary such that the Company may pay) all amounts in the Escrow Account (other than amounts attributable to option exercise proceeds placed in the Escrow Account pursuant to paragraph 2E) to the holders of Series E Preferred (ratably among such holders on the basis of the number of shares of Series E Preferred held by each such holder); provided that the amounts distributed to the holders of Series E Preferred pursuant to this paragraph 2D(1) upon such liquidation, dissolution or winding up shall in no event exceed the excess of the aggregate Liquidation Value plus accrued and unpaid dividends with respect to shares of Series E Preferred then outstanding over other amounts or assets available for distribution to the holders of Series E Preferred then outstanding upon a liquidation, dissolution or winding up of the Company and amounts previously paid with respect to the shares of Series E Preferred then outstanding.

                      (2) As of the Termination Time, the Company shall pay all
                  amounts in the Escrow Account (including amounts remaining in the Escrow Account after payments pursuant to paragraph 2D(1)) to the Willis Stein Funds; provided that any amounts paid into the Escrow Account in respect of paragraph 2A shall be paid to the Willis Stein Funds



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                  (ratably based on each Willis Stein Fund's Pro Rata Share
                  thereof) upon and after such time as all accrued but unpaid dividends in respect of the Series E Preferred have been paid in full.



                  2E. Option Exercise Price. In the event that any person or entity exercises an option to acquire any Series D Preferred under the Plan, the Company shall place the option exercise proceeds in connection therewith into the Escrow Account. In the event that any payment is made to the holders of Series E Preferred pursuant to paragraph 2D(1), any portion of the Escrow Account allocable to such option exercise proceeds pursuant to this paragraph 2E shall be paid to the Willis Stein Funds; provided that the amounts payable pursuant to this sentence shall not exceed the amounts actually made to the holders of Series E Preferred pursuant to paragraph 2D(1). Furthermore, (i) if
(x) the Company makes any payment or distribution to the holders of Series D Preferred or redeems, repurchases or otherwise acquires any Series D Preferred or (y) any third party acquires Escrowed Shares and (ii) if the Willis Stein Funds are required to place proceeds of any transaction contemplated in the foregoing clause (i) into the Escrow Account to satisfy its obligations hereunder or any Escrowed Shares are not entitled to participate in a transaction contemplated by the foregoing clause (i), any portion of the Escrow Account allocable to option exercise proceeds placed in the Escrow Account pursuant to this paragraph 2E shall be paid to the Willis Stein Funds; provided that the amounts payable pursuant to this sentence shall not exceed the proceeds of the particular transaction contemplated in clause (i) foregoing.

                  Section 3. Miscellaneous.

                  3A. Consent to Amendments. The provisions of this Agreement may be amended only by the written consent of the Company and each Willis Stein Fund; provided that if any amendment to this Agreement were to adversely effect the holders of Series E Preferred in a manner different than the Company or the Willis Stein Funds, then such amendment shall not be effective until consented to in writing by the holders of a majority of Series E Preferred who are not affiliates of the Company (the "Majority Holders").

                  3B. Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, and the respective transferees of any shares of Series D Preferred held by the Willis Stein Funds or any shares of Series E Preferred, whether so expressed or not.

                  3C. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                  3D. Third Party Beneficiaries. The holders of Series E Preferred shall be third party beneficiaries to this Agreement; provided that upon the written request of the Majority Holders, the Company shall take such actions as may be reasonably requested by the Majority Holders in furtherance of its obligations hereunder and to enforce the obligations of the Willis Stein Funds hereunder for the ratable benefit of all holders of Series E Preferred, unless the Company determines


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in the exercise of its good faith discretion that the actions requested by the
Majority Holders to be taken would require the Company to act in breach of this Agreement or applicable law or that the action requested by the Majority Holders to be enforced against the Willis Stein Funds is not required of the Willis Stein Funds pursuant to this Agreement. Except as set forth in the immediately preceding sentence, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

                  3E. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

                  3F. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

                  3G. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

                  3H. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                  3I. Several Liability. Notwithstanding anything else to the contrary set forth herein, the liability of each of the Willis Stein Funds shall be several and not joint.

                  3J. Termination. Except for obligations of the Company to return the Escrowed Shares to the Willis Stein Funds or make payments or distributions in accordance with the terms of this Agreement at such time, the obligations of the parties hereto shall terminate as of the Termination Time.



                                  *   *   *



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the date first written above.

                              ZIFF DAVIS HOLDINGS INC.


                              By:   /s/ Bart W. Catalane
                                    --------------------
                              Its:  Chief Operating Officer and
                                    Chief Financial Officer

                              WILLIS STEIN & PARTNERS III, L.P.
                              WILLIS STEIN & PARTNERS DUTCH III-A, L.P.
                              WILLIS STEIN & PARTNERS DUTCH III-B, L.P.
                              WILLIS STEIN & PARTNERS III-C, L.P.

                              By:   Willis Stein & Partners Management III, L.P.
                              Its:  General Partner

                              By:   Willis Stein & Partners Management III,
                                    L.L.C.
                              Its:  General Partner

                              By:   /s/ Daniel H. Blumenthal
                                    ------------------------
                              Its:  Member